Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2021 RESULTS

Net Sales of $2.7 Billion Compared to $2.2 Billion in the Year-Ago Quarter

Comparable Sales Increased 21.4%

Net Income of $289.4 Million or $5.41 Per Diluted Share

Bolingbrook, IL – March 10, 2022 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“fourth quarter”) and fifty-two-week period (“fiscal year”) ended January 29, 2022 compared to the same periods ended January 30, 2021.

	13 Weeks Ended			52 Weeks Ended
	January 29,	January 30,	February 1,	January 29,	January 30,	February 1,
(Dollars in millions)	2022	2021	2020	2022	2021	2020
Net sales	$2,729.4	$2,198.7	$2,305.9	$8,630.9	$6,152.0	$7,398.1
Comparable sales	21.4%	(4.8)%	4.0%	37.9%	(17.9)%	5.0%
Gross profit (as a percentage of net sales)	37.6%	35.1%	35.0%	39.0%	31.7%	36.2%
Selling, general and administrative expenses	$650.0	$514.1	$515.5	$2,061.5	$1,583.0	$1,760.7
Operating income (as a percentage of net sales)	13.8%	10.2%	12.5%	15.0%	3.9%	12.1%
Diluted earnings per share	$5.41	$3.03	$3.89	$17.98	$3.11	$12.15
New store openings, net	6	2	13	44	10	80

“Our fiscal year ended with better-than-expected performance, reflecting excellent, enterprise-wide execution against our fourth quarter plans as well as stronger consumer demand and the strength of Ulta Beauty’s differentiated model,” said Dave Kimbell, chief executive officer. “I want to express my sincere appreciation to all Ulta Beauty associates who continue to provide exceptional care and service to our guests and to each other, while successfully navigating pandemic-related challenges and delivering strong results for all our stakeholders.”

For the Fourth Quarter of Fiscal 2021

●	Net sales increased 24.1% to $2.7 billion compared to $2.2 billion in the fourth quarter of fiscal 2020 due to the favorable impact from stronger consumer confidence and fewer COVID-19 restrictions compared to the fourth quarter of fiscal 2020.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) increased 21.4% compared to a decrease of 4.8% in the fourth quarter of fiscal 2020, driven by a 10.4% increase in transactions and a 9.9% increase in average ticket. Compared to the fourth quarter of fiscal 2019, comparable sales increased 15.4%.
●	Gross profit increased to $1.0 billion compared to $771.0 million in the fourth quarter of fiscal 2020. As a percentage of net sales, gross profit increased to 37.6% compared to

35.1% in the fourth quarter of fiscal 2020, primarily due to leverage of fixed costs, favorable channel mix shifts, and improvement in merchandise margins.
●	Selling, general and administrative (SG&A) expenses increased to $650.0 million compared to $514.1 million in the fourth quarter of fiscal 2020. As a percentage of net sales, SG&A expenses increased to 23.8% compared to 23.4% in the fourth quarter of fiscal 2020, primarily due to higher incentive compensation and store payroll and benefits, partially offset by leverage in marketing expenses due to higher sales.
●	There were no impairment, restructuring and other costs in the fourth quarter of 2021 compared to $30.4 million in the fourth quarter of 2020.
●	Pre-opening expenses decreased to $1.7 million compared to $2.2 million in the fourth quarter of fiscal 2020.
●	Operating income increased to $375.6 million, or 13.8% of net sales, compared to $224.3 million, or 10.2% of net sales, in the fourth quarter of fiscal 2020. Adjusted operating income for the fourth quarter of fiscal 2020 was $254.7 million, or 11.6% of net sales.
●	The company’s tax rate decreased to 22.9% compared to 23.4% in the fourth quarter of fiscal 2020. The lower effective tax rate is primarily due to a benefit from the income tax accounting for share-based compensation and state tax credits, compared to the fourth quarter of fiscal 2020.
●	Net income increased to $289.4 million compared to $171.5 million in the fourth quarter of fiscal 2020. Adjusted net income for the fourth quarter of fiscal 2020 was $193.4 million.
●	Diluted earnings per share increased to $5.41, including a $0.05 benefit due to income tax accounting for stock-based compensation, compared to $3.03, including a $0.02 benefit due to income tax accounting for stock-based compensation in the fourth quarter of fiscal 2020. Adjusted diluted earnings per share for the fourth quarter of fiscal 2020 was $3.41.

For the Full Year of Fiscal 2021

●	Net sales increased 40.3% to $8.6 billion compared to $6.2 billion in fiscal 2020, primarily due to the favorable impact from improving consumer confidence, government stimulus payments, and the easing of COVID-19 restrictions, as compared to fiscal 2020.
●	Comparable sales increased 37.9% compared to a decrease of 17.9% in fiscal 2020, driven by a 30.0% increase in transactions and a 6.0% increase in average ticket. Compared to fiscal 2019, comparable sales increased 12.6%.
●	Gross profit increased to $3.4 billion compared to $1.9 billion in fiscal 2020. As a percentage of net sales, gross profit increased to 39.0% compared to 31.7% in fiscal 2020, primarily due to leverage of fixed costs, improvement in merchandise margins, favorable channel mix shifts, and leverage of salon expenses.
●	SG&A expenses increased to $2.1 billion compared to $1.6 billion in fiscal 2020. As a percentage of net sales, SG&A expenses decreased to 23.9% compared to 25.7% in fiscal 2020, due to leverage of corporate overhead, store payroll and benefits, and store expenses due to higher sales, partially offset by less employee retention credits received under the CARES Act and higher incentive compensation.
●	There were no impairment, restructuring and other costs recognized in fiscal 2021, compared to $114.3 million in fiscal 2020.
●	Pre-opening expenses decreased to $9.5 million compared to $15.0 million in fiscal 2020.

●	Operating income increased to $1.3 billion, or 15.0% of net sales, compared to $236.8 million, or 3.9% of net sales, in fiscal 2020. Adjusted operating income for fiscal 2020 was $352.5 million, or 5.7% of net sales.
●	The company’s tax rate was 23.9%, flat as compared to fiscal 2020.
●	Net income increased to $985.8 million compared to $175.8 million in fiscal 2020. Adjusted net income for fiscal 2020 was $264.0 million.
●	Diluted earnings per share increased to $17.98 including a $0.13 benefit due to income tax accounting for stock-based compensation, compared to $3.11, including a $0.02 benefit due to income tax accounting for stock-based compensation in fiscal 2020. Adjusted diluted earnings per share for fiscal 2020 was $4.66.

Balance Sheet

Cash and cash equivalents at the end of fiscal 2021 were $431.6 million.

Merchandise inventories, net at the end of fiscal 2021 totaled $1.50 billion compared to $1.17 billion at the end of fiscal 2020. The $331.0 million increase in inventory was primarily due to the addition of 44 net new stores opened since January 30, 2021, inventory to support new brand launches, and the acceleration of inventory receipts to support expected demand and mitigate anticipated global supply chain disruptions.

Share Repurchase Program

During the fourth quarter of fiscal 2021, the Company repurchased 1.9 million shares of its common stock at a cost of $759.8 million. During fiscal 2021, the Company repurchased 4.2 million shares of its common stock at a cost of $1.5 billion. As of January 29, 2022, the amount remaining available under the $1.6 billion share repurchase program announced in March 2020 was nominal.

Since 2014, Ulta Beauty has purchased 14.0 million shares of its common stock for $3.9 billion, while continuing to make strategic growth investments.

On March 7, 2022, the Company’s board of directors approved a new share repurchase authorization of $2.0 billion, which replaces the prior authorization implemented in March 2020. Under the new program, as under the previous program, the Company may repurchase outstanding shares of the Company's common stock from time to time through accelerated share repurchases, privately negotiated transactions, or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934. The new program has no expiration date but may be terminated by the Board at any time.

Store Update

Real estate activity in the fourth quarter of fiscal 2021 included six new stores located in Carrolton, GA; Hesperia, CA; Olive Branch, MS; Rocky Mount, NC; Rome, GA; and Tacoma, WA. In addition, the Company relocated three stores and remodeled one store. During fiscal 2021, the Company opened 48 new stores, relocated seven stores, remodeled nine stores, and closed four stores.

At the end of fiscal 2021, the Company operated 1,308 stores totaling 13.8 million square feet.

Fiscal 2022 Outlook

“The Beauty category is healthy and growing, and we are confident the recovery that began in 2021 will continue, as consumers maintain their self-care routines, become more resilient to COVID surges, and engage in more leisure and social activities. Our outlook for fiscal 2022 reflects our expectations for Beauty growth as well as the challenge of lapping exceptional performance in fiscal 2021, ongoing wage and supply chain cost pressures, and investments in new capabilities to support future growth,” continued Kimbell.  “Despite the expected challenges, I am more excited than ever about the opportunity for Ulta Beauty to grow and continue to lead the Beauty category.  We are emerging from the pandemic as a stronger, healthier business, we operate in an attractive and growing category, and we have an exceptional team in place to execute our ambitious plans and deliver for our guests, associates and shareholders.”

For fiscal 2022, the Company plans to:

FY22 Outlook
Net sales	$9.05 billion to $9.15 billion
Comparable sales	3% to 4%
New stores, net	50
Remodel and relocation projects	35
Operating margin	13.7% to 14.0%
Diluted earnings per share	$18.20 to $18.70
Share repurchases	approximately $900 million
Effective tax rate	approximately 24.5%
Capital expenditures	$375 million to $425 million
Depreciation and amortization expense	$250 million to $255 million

The Company’s outlook for fiscal 2022 assumes a consistent federal tax rate and no material increases in the federal minimum wage.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income, net income, and diluted earnings per share as measures of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2021 results is scheduled for today, March 10, 2022, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 24, 2022 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13726495.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates 1,308 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at www.ulta.com/investor/ESG.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the COVID-19 pandemic has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and/or government aid programs;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;

●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;
●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its operational excellence priorities, including continuous improvement, Project SOAR (its replacement enterprise resource planning platform), and supply chain optimization;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its distribution centers and fast fulfillment centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 30, 2021, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	January 29,		January 30,
	2022		2021
	(Unaudited)		(Unaudited)
Net sales	$2,729,388	100.0%	$2,198,701	100.0%
Cost of sales	1,702,059	62.4%	1,427,673	64.9%
Gross profit	1,027,329	37.6%	771,028	35.1%

Selling, general and administrative expenses	649,968	23.8%	514,140	23.4%
Impairment, restructuring and other costs	—	0.0%	30,398	1.4%
Pre-opening expenses	1,739	0.1%	2,218	0.1%
Operating income	375,622	13.8%	224,272	10.2%
Interest expense, net	467	0.1%	463	0.0%
Income before income taxes	375,155	13.7%	223,809	10.2%
Income tax expense	85,789	3.1%	52,315	2.4%
Net income	$289,366	10.6%	$171,494	7.8%

Net income per common share:
Basic	$5.44		$3.04
Diluted	$5.41		$3.03

Weighted average common shares outstanding:
Basic	53,163		56,341
Diluted	53,519		56,682

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended
	January 29,		January 30,
	2022		2021
	(Unaudited)
Net sales	$8,630,889	100.0%	$6,151,953	100.0%
Cost of sales	5,262,335	61.0%	4,202,794	68.3%
Gross profit	3,368,554	39.0%	1,949,159	31.7%

Selling, general and administrative expenses	2,061,545	23.9%	1,583,017	25.7%
Impairment, restructuring and other costs	—	0.0%	114,322	1.9%
Pre-opening expenses	9,517	0.1%	15,000	0.2%
Operating income	1,297,492	15.0%	236,820	3.9%
Interest expense, net	1,663	0.0%	5,735	0.1%
Income before income taxes	1,295,829	15.0%	231,085	3.8%
Income tax expense	309,992	3.6%	55,250	0.9%
Net income	$985,837	11.4%	$175,835	2.9%

Net income per common share:
Basic	$18.09		$3.12
Diluted	$17.98		$3.11

Weighted average common shares outstanding:
Basic	54,482		56,351
Diluted	54,841		56,558

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 29,	January 30,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$431,560	$1,046,051
Receivables, net	233,682	193,109
Merchandise inventories, net	1,499,218	1,168,215
Prepaid expenses and other current assets	110,814	107,402
Prepaid income taxes	5,909	—
Total current assets	2,281,183	2,514,777

Property and equipment, net	914,476	995,795
Operating lease assets	1,482,256	1,504,614
Goodwill	10,870	10,870
Other intangible assets, net	1,538	2,465
Deferred compensation plan assets	38,409	33,223
Other long-term assets	35,647	28,225
Total assets	$4,764,379	$5,089,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$552,730	$477,052
Accrued liabilities	364,797	296,334
Deferred revenue	353,579	274,383
Current operating lease liabilities	274,118	253,415
Accrued income taxes	12,786	42,529
Total current liabilities	1,558,010	1,343,713

Non-current operating lease liabilities	1,572,638	1,643,386
Deferred income taxes	39,693	65,359
Other long-term liabilities	58,665	37,962
Total liabilities	3,229,006	3,090,420

Commitments and contingencies

Total stockholders’ equity	1,535,373	1,999,549
Total liabilities and stockholders’ equity	$4,764,379	$5,089,969

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 29,	January 30,
	2022	2021
	(Unaudited)
Operating activities
Net income	$985,837	$175,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	268,460	297,772
Non-cash lease expense	276,229	268,071
Long-lived asset impairment charge	—	72,533
Deferred income taxes	(25,666)	(24,008)
Stock-based compensation expense	47,259	27,583
Loss on disposal of property and equipment	5,358	6,827
Change in operating assets and liabilities:
Receivables	(40,573)	(53,772)
Merchandise inventories	(331,003)	125,486
Prepaid expenses and other current assets	(3,412)	(4,363)
Income taxes	(35,652)	58,916
Accounts payable	66,156	62,324
Accrued liabilities	58,598	58,599
Deferred revenue	79,196	36,848
Operating lease liabilities	(303,914)	(297,513)
Other assets and liabilities	12,392	(783)
Net cash provided by operating activities	1,059,265	810,355

Investing activities
Short-term investments, net	—	110,000
Capital expenditures	(172,187)	(151,866)
Acquisitions, net of cash acquired	—	(1,220)
Other investments	(4,297)	(5,665)
Net cash used in investing activities	(176,484)	(48,751)

Financing activities
Proceeds from long-term debt	—	800,000
Payments on long-term debt	—	(800,000)
Repurchase of common shares	(1,521,925)	(114,895)
Stock options exercised	40,386	12,229
Purchase of treasury shares	(15,677)	(3,353)
Debt issuance costs	—	(1,915)
Net cash used in financing activities	(1,497,216)	(107,934)

Effect of exchange rate changes on cash and cash equivalents	(56)	56
Net increase (decrease) in cash and cash equivalents	(614,491)	653,726
Cash and cash equivalents at beginning of year	1,046,051	392,325
Cash and cash equivalents at end of year	$431,560	$1,046,051

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2021	quarter	quarter	quarter	end of the quarter
1st Quarter	1,264	28	2	1,290
2nd Quarter	1,290	7	1	1,296
3rd Quarter	1,296	7	1	1,302
4th Quarter	1,302	6	0	1,308

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2021	the quarter	quarter	during the quarter	quarter
1st Quarter	13,291,838	327,476	22,906	13,596,408
2nd Quarter	13,596,408	62,511	10,760	13,648,159
3rd Quarter	13,648,159	67,018	10,974	13,704,203
4th Quarter	13,704,203	66,235	0	13,770,438

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 weeks ended
	January 29,	January 30,
	2022	2021
Cosmetics (1)	41%	43%
Haircare products and styling tools (1)	20%	19%
Skincare (1)	15%	16%
Fragrance and bath	18%	16%
Services	3%	2%
Accessories and other (1)	3%	4%
	100%	100%

	52 weeks ended
	January 29,	January 30,
	2022	2021
Cosmetics (1)	43%	45%
Haircare products and styling tools (1)	20%	20%
Skincare (1)	17%	16%
Fragrance and bath	14%	12%
Services	3%	3%
Accessories and other (1)	3%	4%
	100%	100%

(1)	Certain sales departments were reclassified between categories in the prior year to conform to current year presentation.

Exhibit 7

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted diluted earnings per share

(In thousands, except per share data)

(Unaudited)

	13 weeks ended	52 weeks ended
	January 30,	January 30,
	2021	2021
Operating income	$224,272	$236,820
Add: Store asset impairment	1,520	41,948
Add: Store closures	5,599	27,501
Add: Store closures - inventory write-off	—	1,400
Add: Suspension of Canadian expansion	13,235	29,121
Add: Severance costs	10,044	15,752
Adjusted operating income	$254,670	$352,542

Net income	$171,494	$175,835
Add: Store asset impairment	1,520	41,948
Less: Income tax benefit of store asset impairment[1]	(371)	(9,286)
Add: Store closures	5,599	27,501
Less: Income tax benefit of store closures[1]	(1,366)	(5,970)
Add: Store closures - inventory write-off	—	1,400
Less: Income tax benefit of store closures - inventory write-off[1]	—	(288)
Add: Suspension of Canadian expansion	13,235	29,121
Less: Income tax benefit of suspension of Canadian expansion[1]	(3,229)	(7,216)
Add: Severance costs	10,044	15,752
Less: Income tax benefit of severance costs[1]	(2,451)	(3,884)
Less: Stock compensation and other tax credits	(1,116)	(926)
Adjusted net income	$193,359	$263,987

Diluted earnings per share	$3.03	$3.11
Add: Store asset impairment	0.03	0.74
Less: Income tax benefit of store asset impairment[1]	(0.01)	(0.17)
Add: Store closures	0.10	0.49
Less: Income tax benefit of store closures[1]	(0.03)	(0.11)
Add: Store closures - inventory write-off	—	0.02
Less: Income tax benefit of store closures - inventory write-off[1]	—	—
Add: Suspension of Canadian expansion	0.23	0.51
Less: Income tax benefit of suspension of Canadian expansion[1]	(0.05)	(0.12)
Add: Severance costs	0.18	0.28
Less: Income tax benefit of severance costs[1]	(0.05)	(0.07)
Less: Stock compensation and other tax credits	(0.02)	(0.02)
Adjusted diluted earnings per share	$3.41	$4.66

1 The income tax benefit for non-GAAP adjustments was calculated using the Company's blended tax rate before discrete items.